UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 11, 2015

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

157 Church Street, New Haven, Connecticut	06506
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (203) 499-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240 14d-2(b))

☐	Pre-commencement communications pursuant to Rule eye-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

A special meeting (the “Special Meeting”) of the shareowners of UIL Holdings Corporation (“UIL”) was held on December 11, 2015. As of October 2, 2015, the record date for the Special Meeting, there were 56,629,377 shares of UIL common stock outstanding and entitled to vote. At the Special Meeting, 46,259,280 shares, or approximately 81.7% of the eligible voting shares, were represented either in person or by proxy.

At the meeting, the shareowners voted on the following items:

1.	Proposal to approve the Agreement and Plan of Merger, dated as of February 25, 2015, as it may be amended from time to time, by and among UIL, Iberdrola USA, Inc. and Green Merger Sub, Inc.

This proposal was approved by the votes indicated below.

Number of Shares
For	Against	Abstained	Broker Non-Votes
45,010,567(1)	1,056,680	192,033	*

(1)	The number of votes cast “FOR” this proposal represented approximately 79.5% of the shares of UIL common stock outstanding and entitled to vote as of the close of business on October 2, 2015, the record date for the Special Meeting.

2.	Proposal to approve, by non-binding, advisory vote, certain existing compensation arrangements for UIL’s named executive officers in connection with the merger contemplated by the Agreement and Plan of Merger.

This proposal was approved by the votes indicated below.

Number of Shares
For	Against	Abstained	Broker Non-Votes
44,004,423	1,821,104	433,753	*

3.	To grant authority to proxy holders to vote in favor of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger.

This proposal was approved by the votes indicated below.

Number of Shares
For	Against	Abstained	Broker Non-Votes
40,055,409	5,906,140	297,731	*

*	There were no broker non-votes because all three proposals were non-discretionary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2015

UIL HOLDINGS CORPORATION Registrant

By	/s/ Richard J. Nicholas
Richard J. Nicholas Executive Vice President and Chief Financial Officer